Exhibit 99.1
Syncrude Canada prepares to restart Coker 8-3
Calgary, July 10, 2006 — Imperial Oil Resources has announced that Syncrude Canada is commencing start-up activities today for its Flue Gas Desulphurization (FGD) Unit and other operating units associated with the Upgrader Expansion project. The start-up and run-in period for the FGD is expected to last several weeks prior to reintroduction of bitumen feed into the new coker.
Syncrude obtained regulatory approval from Alberta Environment for its plan to resume operations of the facilities on July 6, 2006. After investigating the source of odours, which impacted the communities of Fort McKay and Fort McMurray, Syncrude has completed modifications to the new FGD and associated facilities and reviewed operating procedures to alleviate future odour problems.
The Syncrude Project is a joint venture operated by Syncrude Canada Ltd. and 25-percent owned by Imperial. The other owners are Canadian Oil Sands Limited Partnership, Canadian Oil Sands Limited, ConocoPhillips Oilsands Partnership II, Mocal Energy Limited, Murphy Oil Company Ltd., Nexen Inc., and Petro-Canada Oil and Gas.

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